Exhibit 10.1

CAMBRIDGE HEART, INC.

SUMMARY OF NON-EMPLOYEE DIRECTOR FEES

Under Cambridge Heart Inc.’s compensation policy for non-employee directors, non-employee directors who serve as lead independent director or as chairman of one or more committees of the Board of Directors receive a fee of $3,125 for each in-person meeting of the Board of Directors and $625 for each telephonic meeting of the Board of Directors or committee meeting, and all other non-employee directors receive a fee of $2,500 for each in-person meeting of the Board of Directors and $500 for each telephonic meeting of the Board of Directors or committee meeting.